Exhibit 10.1
AGREEMENT
This Agreement (the "Agreement"), dated as of October 11, 2019 is by and between Kevin J. Wilcox (“Executive”) and Altisource S.à r.l., with registered offices at 40, avenue Monterey, L-2163 Luxembourg and registered at the Luxembourg Trade and Companies Register under number B.189.519 (the “Company” and, together with any successor entities, parent companies, subsidiaries and affiliates, including Altisource Portfolio Solutions S.A., "Altisource") (the "Parties").
WHEREAS:
–Executive is employed by the Company by virtue of an employment contract dated July 20, 2009 (as amended and supplemented, the “Employment Contract”);
–The Executive has a group seniority as of March 23,1998;
–By letter delivered to the Executive, the Executive’s employment has been terminated with a six (6) months’ notice period;
–A meeting between the Executive and the Company was held on October 11, 2019 whereto it was confirmed that the Executive’s employment will terminate at midnight on April 15, 2020 (the “Separation Date”).
–Executive and the Company wish to settle immediately and definitely any dispute between Executive and Altisource particularly in respect of Executive’s employment.
In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.The Parties acknowledge that Executive’s employment with the Company will end on the Separation Date. Executive’s employment will continue pursuant to the present terms and conditions (including applicable Luxembourg law) and Company will continue to provide Executive the compensation and benefits to which he was entitled, and on the same terms to which he was entitled, immediately prior to the date of this Agreement through the Separation Date. The Parties agree that Executive will be entitled, but not required, to work from the office through the Separation Date.
2.Executive agrees that he will:
(i)     exercise his functions in a professional and cooperative manner for time worked through the Separation Date (or earlier date mutually agreed to with the Company);
(ii)     cooperate with the transition of his responsibilities in a professional manner; and

(iii)    assist with the identification and location of all files and materials, electronic or otherwise, necessary for the completion of his duties and responsibilities.
3.The Executive shall maintain the confidentiality of all Confidential Information (as defined below) concerning the activities of the Company. Notwithstanding the foregoing, the Executive shall not be prevented from disclosing information to its legal advisors as reasonably necessary to enforce this Agreement or Executive’s other rights, or otherwise required (subject to paragraph 9), under applicable law.
4.Following the execution of this Agreement by both Parties and contingent upon the Company’s receipt of the executed Agreement, Executive’s compliance with paragraphs 2 and 3 of the present Agreement, the expiration of the revocation period referred to in paragraph 19 and the Parties executing a mutually agreed upon release (collectively, the “Conditions”), and subject to paragraph 4(vii), the Company shall (in each case subject to applicable withholdings, if any):
(i)Within seven (7) days after the Separation Date pay Executive the sum of two hundred sixty-four thousand seven hundred forty-six dollars ($264,746), as severance, subject to applicable withholding taxes on the applicable portion pursuant to article 115 of the amended law of 4 December 1967 on income taxation;
(ii)Within seven (7) days after the Separation Date pay Executive the departure allowance of 6 months of compensation, equivalent to the aggregate amount of seven hundred nine thousand dollars ($709,000) as departure allowance as required by Luxembourg Law; and
(iii)Pay Executive a lump sum cash payment equal to his earned annual incentive compensation for service year 2019 based on a positive impact score or an impact score of “yes,” such payment to be made upon the earlier of payment of 2019 annual incentive compensation for other executives or within seven (7) days after the Separation Date.
(iv)Provided that Executive relocates no later than December 31, 2020, pay Executive or reimburse Executive for Executive’s reasonable relocation costs back to the United States that are actually incurred, which shall be limited to (a) one-way business class airfare to the United States for Executive and his spouse/partner/immediate family; (b) the packing, moving and unpacking of household goods to the United States (which shall be limited to one cargo container of up to 40 feet) or, at the Executive’s discretion, the packing, moving and unpacking of his household goods from Atlanta, Georgia to Florida, and storage of the moved household goods for up to six (6) months;
(v)Provide tax preparation services and, if applicable, tax normalization, for each of the tax years 2019 and 2020, consistent with past practice with respect to tax obligations incurred as a result of working for the Company in Luxembourg; and

(vi)Continue current medical insurance benefits or provide the equivalent benefits at Company’s sole cost through December 31, 2020.
(vii)Notwithstanding Executive’s separation and the terms of the applicable equity award agreements, the treatment of Executive’s outstanding equity of Altisource Portfolio Solutions S.A. (“ASPS”) will be as follows:

a.
To the extent not vested as of the Separation Date, the ASPS Restricted Stock Units (“RSUs”), restricted shares and outstanding ASPS stock options set forth in the table below will vest as specified in such table. In addition, the expiration of the vested and unvested stock options set forth in the table below will be as specified in such table:

Description	Number of unvested awards	Number of awards that will vest	Vesting schedule	Expiration of vested and unvested options
2019 LTIP – Type I RSUs	11,982	11,982	30 days following the Separation Date	N/A
2019 LTIP – Type II RSUs	11,982	0	N/A – Unvested award will be forfeited	N/A
2018 AIP RSUs	15,226	15,226	30 days following the Separation Date	N/A
2018 LTIP RSUs	37,500	37,500	30 days following the Separation Date	N/A
2018 performance based stock options	75,000 (50,000 as of the Separation Date)	75,000 (50,000 as of the Separation Date)	Immediately following the Separation Date if not previously vested	On the earlier of five years from the Separation Date or the option expiration date
2017 performance based stock options	2,842	0	N/A – Unvested award will be forfeited	N/A
2017 service based restricted shares	1,005 (0 as of the Separation Date)	1,005 (0 as of the Separation Date)	Immediately following the Separation Date if not previously vested	N/A
2015 service based stock options	0	0	N/A – all options from this award have vested	On the earlier of five years from the Separation Date or the option expiration date
2010 stock options	0	0	N/A – all options from this award have vested	As set forth in award agreement

(vii)Upon a Change of Control, consideration to be paid pursuant to paragraph 4(i)-(iii) will be paid immediately and vesting of RSUs and restricted shares will occur immediately in an amount that will not cause the application of the excise tax provisions of Internal Revenue Code Section 280G (collectively, “IRC 280G”). In addition, upon a Change of Control, to the extent that the total amount from the immediately preceding sentence does not cause the application of IRC 280G, Executive’s unvested options will immediately vest up to an amount that will not cause the application of IRC 280G. Any RSUs, restricted shares or options that do not accelerate pursuant to this paragraph 4(viii), shall continue to be governed in accordance with the terms set forth in the applicable award agreements as modified by this Agreement. As used herein, a “Change of Control” shall mean (i) the acquisition by any person or entity, or two or more persons and/or entities acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), of outstanding shares of voting stock of the Company at any time if after giving effect to such acquisition, and as a result of such acquisition, such person(s) or entity(ies) own more than fifty percent (50%) of such outstanding voting stock; (ii) the sale in one or more transactions of substantially all of the Company’s assets to any person or entity, or two or more persons and/or entities acting in concert; or (iii) the merger, consolidation or similar transaction resulting in a reduction of the interest in the Company’s stock of the pre-transaction stockholders to less than fifty percent (50%) of the post-transaction ownership. Notwithstanding anything herein to the contrary, the definition of Change of Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change in control event, it shall not be deemed a Change of Control for purposes of this Agreement.
Except as set forth in this paragraph 4 and paragraph 5 below, nothing in this Agreement shall vary the terms of the applicable equity award agreements, which provisions shall govern the treatment of the equity in all other respects. In accordance with Altisource’s Insider Trading Policy, Executive will be subject to the Company’s trading windows for a period of three (3) months following the Separation Date.

(viii)Company will allow Executive, at his option, to use the Apartment (as defined below) from the Separation Date to the end of the current lease period in exchange Executive’s payment of rent and related lease expenses. The Company will be responsible for any lease breakage fees or apartment turn back obligations. As used herein, “Apartment” shall mean the property situated at Résidence Dune, 35, rue Michel Engels, L-1465.
5.Executive hereby (i) waives any and all rights to salary, incentive compensation and other benefits, whether earned or unearned, and whether due or to become due, from Altisource except as set forth in paragraph 4 above, base salary owed through the Separation Date and unused annual leave for 2020 (if any); and (ii) except as set forth in paragraph 4 above, waives any and all claims to any equity-based compensation granted, allocated, assigned or otherwise attributed to the employee prior to the Separation Date from Altisource.

6.    Executive represents and covenants that he has not and will not remove from the Company premises any item belonging to Altisource, including files (neither hard nor soft), Confidential Information, or office equipment. Executive shall account for and return to the Company, on or before the Separation Date (or earlier date decided by the Company in its sole discretion) all Altisource property (including but not limited to iPhone, blackberry, laptop, documents and disks, equipment, keys and passes belonging to the Company which is or has been in the Executive’s possession or under the Executive’s control). Documents and disks shall include but not be limited to correspondence, files, emails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, floppy disks, manuals, customer documentation or any other medium for storing information. Executive represents and covenants that he has not and will not disclose or use any Confidential Information and/or trade secrets of Altisource. Executive shall keep all such Confidential Information confidential and not disclose or use the Confidential Information for any purpose, or divulge or disclose that Confidential Information to any person. Any breach, even minimal, of these obligations may constitute a serious offence, which may trigger a claim that may be exercised on the basis of civil, and/or criminal law. As used in this Agreement, “Confidential Information” means information: (i) disclosed to or known by Executive as a consequence of or through his employment with Altisource; (ii) not generally known outside Altisource; and (iii) which relates to any aspect of Altisource or its business or prospective business. By example and without limitation, Confidential Information includes, but is not limited to, any and all information of the following or similar nature, whether transmitted verbally, electronically or in writing: copyright, service mark and trademark registrations and applications; patents and patent applications; licenses; agreements; unique and special methods; techniques; procedures; processes; routines; formulas; know-how; trade secrets; innovations; inventions; discoveries; improvements; research proposals, development, test results or papers; specifications; technical data and/or information; software; models; sales figures; files; marketing plans; strategies; business plans, operations, expenses, customers, competitors and forecasts; customer, pricing, and financial information; budgets; methodologies; computer code and programs; compilations of information; reports; records; compensation and benefit information; customer, vendor, and supplier identities and characteristics; information provided to Altisource by a third party under restrictions against disclosure or use by Altisource or others; information designated secret or confidential by Altisource; and information of which unauthorized disclosure could be detrimental to the interests of Altisource, whether or not such information is identified as confidential information by Altisource.
7.    Reserved.
8.Executive acknowledges that during his time of employment he has been provided access to Confidential Information and Altisource’s clients, employees, customers and others with whom Altisource has formed valuable business arrangements. Executive shall not, prior to or for a period of one (1) year commencing on the Separation Date, directly or indirectly:
(i)Take any action that would interfere with, diminish or impair the relationships that Altisource has with its employees, clients and customers (whether current or prospective);

(ii)Recruit or otherwise solicit for employment or induce to terminate Altisource’s employment of or consultancy with, any person (natural or otherwise) who is or becomes an employee or consultant of Altisource or hire any such employee or consultant who has left the employ of Altisource within one (1) year after the termination or expiration of such employee’s or consultant’s employment with Altisource, as the case may be.
(iii)Solicit or attempt to solicit any business from any of Altisource’s present customers, or actively sought prospective customers, with whom Executive had material contact for purposes of providing products or services that are competitive with those provided by Altisource: provided that "material contact" is agreed to exist between Executive and each customer or potential customer: (a) with whom Executive dealt; (b) whose dealings with Altisource were coordinated or supervised by Executive; or (c) about whom Executive obtained Confidential Information in the ordinary course of business as a result of his association with Altisource; or
(iv)Assist, cause or authorize, directly or indirectly, any other person, partnership, association, corporation or other entity that Executive is employed by, consults with, obtains an ownership interest in, or in which he is materially involved in any manner as to the ownership, management, operation, or control of to engage in any of the foregoing.
(v)Executive further expressly agrees and acknowledges that he is bound by his non-competition obligations under Article 8 of his Employment Contract for a period of one (1) year commencing on the Separation Date.
The restrictive covenants in this paragraph 8 shall supersede the non-competition and non-solicitation covenants set forth in Executive’s equity award agreements and such provisions shall be deemed to be replaced in their entirety by this paragraph 8.
9.    Executive shall make himself reasonably available to Altisource at no cost and upon reasonable notice during business hours to respond to inquiries of Altisource and its advisors for a period of twenty-four (24) months from the Separation Date. During such period, Executive shall fully cooperate with Altisource and, upon reasonable notice, furnish any such information and assistance to Altisource, at Altisource’s expense, as may be required by Altisource in connection with Altisource’s defense or pursuit of any litigation, administrative action or investigation in which Altisource is or hereafter becomes a party or which Altisource undertakes. Executive’s duty of cooperation includes, but is not limited to: (i) meeting with Altisource’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully his recollection of events; (ii) appearing at Altisource’s reasonable request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully his knowledge of matters at issue; and (iii) signing at Altisource’s request declarations or affidavits that truthfully state matters of which Executive has knowledge. In addition, Executive agrees to notify the Altisource Chief Legal and

Compliance Officer promptly of any requests for information or testimony that he receives in connection with any litigation or investigation, pending or threatened, relating to Altisource’s business.
10.    Reserved.
11.    Violation of any provision of this Agreement by Executive will entitle the Company, in addition to and not in limitation of any and all other remedies available to the Company at law or in equity, to recover any and all consideration provided to Executive pursuant to paragraph 4 of this Agreement. In addition, all payments and benefits made to Executive pursuant to this Agreement shall be subject to claw-back by Altisource to the extent required by applicable law or pursuant to any Altisource claw-back policy.
12.    It is the intention of the Parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the Parties hereunder shall be determined in accordance with the laws of the Grand Duchy of Luxembourg. Any dispute with respect to the construction of this Agreement and the rights and liabilities of the Parties hereunder will be brought before the courts and tribunals in the district of Luxembourg City. Notwithstanding the foregoing, Executive irrevocably and unconditionally agrees that any action commenced by Altisource for preliminary and permanent injunctive relief or other equitable relief under this Agreement, may also be brought in a United States District Court or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the United States.
13.    This Agreement sets forth all the promises and agreements between the Parties concerning Executive’s separation of employment and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, except as contained herein. Notwithstanding any term contained herein, Executive acknowledges and reaffirms his obligations in the Employee Intellectual Property Agreement and understands that those obligations remain effective following his separation from the Company.
14.    Both Parties acknowledge that they have had the opportunity to freely consult, if they so desire, with attorneys of their own choosing prior to signing this document regarding the contents and consequences of this document. The Parties understand that the payment and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any person or entity.
15.    Executive voluntarily, knowingly and without coercion enters into this Agreement.
16.    Each Party executes this Agreement in good faith.
17.    The construction of the covenants contained herein shall be in favor of their reasonable nature, legality, and enforceability, in that any reading causing unenforceability shall yield to a construction permitting enforceability. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of this Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, said covenant shall be enforced to the extent reasonable, whether said revisions be in time, territory or scope of prohibited activities.
18.    In signing this Agreement, Executive acknowledges and certifies that: (i) he has carefully read and fully understands the provisions of this Agreement; (ii) the Company has, by this Agreement, advised him to consult with an attorney of his choice before signing this Agreement, and he has had an opportunity to do so; (iii) he has been allowed a reasonable period of time after receiving this Agreement (up to 21 days) in which to consider this Agreement before signing, and that if he signs this Agreement prior to the expiration of the twenty-one (21) day review period, he is voluntarily and knowingly waiving his twenty-one (21) day review period; and (iv) he agrees to the terms of this Agreement knowingly, voluntarily and without intimidation, coercion or pressure, and he intends to be legally bound by the Agreement.
19.    Executive may revoke this Agreement within seven (7) calendar days after he signs it. If he revokes it during that period, it will be null and void, and he will not be entitled to any of the benefits set forth in this Agreement. To revoke, Executive must ensure that written notice of revocation, sent by email, is received by the Chief Legal and Compliance Officer, by no later than 5:00 p.m. on the seventh calendar day after he signs the Agreement. If Executive does not revoke the Agreement during that seven-day revocation period, the effective date of the Agreement shall be the day after the seven-day period has expired.
20.    This Agreement is made in two originals, each Party acknowledging having received one original.

IN WITNESS WHEREOF, the Parties hereby voluntarily and knowingly enter into this Agreement.
ATTEST:
By: /s/ Gregory J. Ritts                By: /s/ Kevin J. Wilcox
Gregory J. Ritts                     Kevin J. Wilcox
ALTISOURCE S.À R.L.
By: /s/ William B. Shepro
    William B. Shepro
    Manager